Exhibit 10.1

TERMS OF STOCK OPTION GRANT PROGRAM FOR NONEMPLOYEE DIRECTORS UNDER THE SONOSITE, INC. 2005 STOCK INCENTIVE PLAN

Approved February 3, 2006

      The following provisions set forth the terms of the stock option grant program (the "Program") for nonemployee directors of SonoSite, Inc. (the "Company") under the SonoSite, Inc. 2005 Stock Incentive Plan (the "Plan").  The following terms are intended to supplement, not alter or change, the provisions of the Plan, and in the event of any inconsistency between the terms contained herein and in the Plan, the Plan shall govern.  All capitalized terms that are not defined herein shall be as defined in the Plan.

     1.     Eligibility

     Each elected or appointed director of the Company who is not otherwise an employee of the Company or a subsidiary (an "Eligible Director") shall be eligible to receive option grants under the Plan, as described below.

     2.      Initial Grants

     Each Eligible Director shall automatically receive an initial grant ("Initial Grant") of a Nonqualified Stock Option to purchase 15,000 shares of Common Stock upon such Eligible Director's initial election or appointment to the Board.

     3.      Annual Grants

     Each Eligible Director shall automatically receive an additional Nonqualified Stock Option to purchase 10,000 shares of Common Stock immediately following each year's annual meeting of shareholders (each, an "Annual Grant"); provided, however, that an Eligible Director who receives an Initial Grant in the same calendar year as such annual meeting shall not receive an Annual Grant until the next calendar year's annual meeting of shareholders.

     4.      Option Vesting

     All option grants hereunder shall vest and become exercisable in full twelve months after the date of grant, assuming continued service on the Board for such period; provided however that in the event the Eligible Director remains in service through the day preceding the annual meeting of shareholders in the year next following the year of grant, where such meeting takes place less than twelve full months after grant, but does not remain in service following such subsequent annual meeting, then the option shall vest and become exercisable in full on the date of such subsequent annual meeting.  In addition, in the event of a Change of Control, the vesting and exercisability of each option granted under the Program shall accelerate in full immediately prior to the effective date of the Change of Control.

     5.      Option Exercise Price

     The per share exercise price of each option granted under this Program shall equal the Fair Market Value of a share of the Common Stock as determined under the Plan.

     6.      Term of Options

     Each option shall expire seven years from the date of grant thereof, but shall be subject to earlier termination as follows:

     7.      Amendment

      The Board may amend the provisions contained herein in such respects as it deems advisable, including to terminate the Program at any time.  Any amendment shall not, without the consent of the Eligible Director, impair or diminish any rights of an Eligible Director under an outstanding option.

Provisions of the Plan (including any amendments) that were not discussed above, to the extent applicable to Eligible Directors, shall continue to govern the terms and conditions of options granted to Eligible Directors.